SECOND AMENDMENT TO

RENAISSANCE CAPITAL GREENWICH FUNDS

DISTRIBUTION AGREEMENT

This Second Amendment (the "Amendment") to the Distribution Agreement dated as of August 27, 2013 (the "Agreement ") as amended from time to time, by and between Renaissance Capital Greenwich Funds, a Delaware statutory trust (the "Trust") and Foreside Fund Services, LLC, a Delaware limited liability company (the "Distributor") is entered into as of August 14, 2014 (the "Effective Date").

WHEREAS, the Trust and Distributor desire to amend Exhibit A of the Agreement to reflect the addition of the Renaissance International IPO ETF; and

WHEREAS, pursuant to Section 8(b) of the Agreement all amendments are required to be in writing and signed by the parties.

NOW THEREFORE, for good and valuable consideration , the receipt and sufficiency of which are hereby acknowledged , the parties hereto agree as follows:

1.	Exhibit A to the Agreement is hereby amended and restated as provided on Appendix A attached hereto.
2.	Capitalized terms not otherwise defined herein shall have the meanings set forth in the Agreement.
3.	All other terms and conditions of the Agreement remain in effect and are hereby incorporated herein by reference.

IN WITNESS WHEREOF, the parties hereto have caused this Amendment to be executed in their names and on their behalf by and through their duly authorized officers, as of the Effective Date.

RENAISSANCE CAPTIAL GREENWICH FUNDS           FORESIDE FUND SERVICES, LLC

By: /s/ William K. Smith                                                       By: /s/ Mark Fairbanks

William K. Smith, President                                                     Mark Fairbanks, President

Appendix A

EXHIBIT A

Funds

Renaissance IPO ETF

Renaissance International JPO ETF